Exhibit 99.2

Q4 2020 Shareholder Letter

To our Shareholders, We are honored to welcome you to our first earnings call as a public company. And, while we don’t consider ourselves a traditional health plan, we are the first health insurer to have gone public in 15 years. 2020 was a difficult year for healthcare as our industry rose to the numerous challenges posed by the pandemic. Nevertheless, it was also a transformative year for Clover. We scaled our offering and serviced more than 58,000 Medicare Advantage members by year end and realized over $670 million in total revenue for the year. Additionally, despite COVID-related headwinds, we had another solid Annual Enrollment Period this year; as of February 2021, we had more than 66,000 members, an increase of approximately 20%, as compared to February 2020. We’re proud of how we’ve scaled our technology platform. As of the end of the year, approximately 32,400 members, or 56% of total membership, were managed by a Primary Care Physician that was live on the Clover Assistant. This represents a 43% increase year-over-year, underpinned by our ability to expand coverage despite the inherent impact new members have on the overall growth rate. In fact, 63% of returning members and 46% of new members were managed by a PCP that was live on the Clover Assistant. This proliferation of our technology has had a clear impact on our margin profile. Returning members that see a physician who was live on the Clover Assistant by year end 2019 had a full year 2020 MCR of approximately 83% after normalizing for estimated one-time COVID-related costs; and this MCR is at 3 Stars. We built the Clover Assistant to reduce variability in physician care and to enhance the lives of our members. The traction we have seen to date demonstrates the value of our scalable platform and overarching go-to-market strategy. Clover Health Q4 2020 Shareholder Letter 3

As we reflect back on 2020, we would be remiss not to consider the global impact of the COVID-19 pandemic; not only in healthcare, but in consumer behavior as the pandemic accelerated the digitization of everything around us. Our technology-first business model enabled us to take action, including making prescriptive investments to make virtual care accessible for our members. More consistent and systematic use of technology across the patient journey has markedly improved the service we offer our members.

The COVID-19 pandemic upended all precedent and historical trends. It created opportunities, but also infused uncertainty. From a financial standpoint, on a full year basis for 2020, the deferral or elimination of certain health care services due to COVID-19 had a slight net benefit to our medical care ratio, offsetting testing and other treatment costs that were directly attributable to the pandemic. That benefit was most pronounced during the second and third quarters of the year.

During the fourth quarter, similar to what other insurers experienced, that full year benefit was somewhat diminished as a result of higher levels of COVID-specific care and treatment for our population, combined with the increased utilization of services that had been deferred in previous quarters. Our full year normalized MCR for 2020 was 90.5%, which represents an over 800-basis point improvement over full year 2019, resulting primarily from operational efficiency and the increase in the number of members managed by a PCP that uses the Clover Assistant.

While COVID-19 has negatively impacted aspects of our financial results in the fourth quarter, we entered 2021 with strong momentum, and we are excited by the opportunities ahead of us. We are in the process of integrating new revenue streams, expanding our addressable market through the launch of our Direct Contracting entity, Clover Health Partners. We are confident in our ability to drive adoption of the Clover Assistant and scale our business through both vectors.

Dollars in Millions	Q4'20	Q4'19	Full Year 2020	Full Year 2019
Total Revenue	$166.2	$115.3	$672.9	$462.3
Net Premium Revenue	$164.6	$113.4	$665.7	$456.9
GAAP MCR	109.3%	99.8%	88.7%	98.6%
Net Loss	$(81.6)	$(78.7)	$(91.6)	$(363.7)
Adjusted EBITDA (Non-GAAP)	$(63.4)	$(59.1)	$(74.4)	$(175.5)
Budgeted MCR[1]	92.6%	N/A	92.7%	N/A
Normalized MCR (Non-GAAP)	89.5%	N/A	90.5%	N/A

(1) For the associated definition of the applicable item, see Appendix A.

Reconciliations of net income to adjusted EBITDA and GAAP MCR to Normalized MCR (Non-GAAP), respectively, are provided in the tables immediately following the consolidated financial statements. Additional information about the Company's non-GAAP financial measures can be found under the caption "About Non-GAAP Financial Measures" below.

Clover Health Q4 2020 Shareholder Letter 3

Clover 101 It’s no secret that healthcare is completely broken on many, many levels. And this is the problem that we founded Clover to solve. Product & Technology The key that underpins Clover Health is the Clover Assistant, our proprietary software platform that’s designed to make it extremely easy for any physician to leverage data to care for our members. In 2020 there was a demonstrable impact for patients visiting a CA-powered physician, with nearly 1 net new diagnosis and care plan confirmed per member via Clover Assistant technology. The core goal of our strategy is to reduce the variability of clinical decision-making through our technology platform, the Clover Assistant. As an example, take your 80-year-old mother or grandmother; if she goes to see 10 different primary care physicians, she could come away with 10 different variants of diagnoses, treatment plans, medication regimens and dosages. It’s not that these are bad physicians, they’re not. Physicians today often just lack access to prioritized, actionable clinical data at the point of care, data that is not usually paired with personalized evidence-based protocols. So, they end up relying on historical practice patterns and intuition. The individual decisions that are made lead to a dispersion of outcomes—and a high cost of care. And this ultimately hurts the patient. Q4 2020 Shareholder Letter F I R S T E D I T I O N “Clover Assistant Online” March 2, 2021 | 10:00am PST investors.cloverhealth.com Please join us for a showcase of our innovative technology platform. Our CTO Andrew Toy will be offering a deeper-dive into the Clover Assistant. He will be joined by our clinician team for an educational session highlighting where we are with the Clover Assistant, key features we see working in production, feedback from physicians and a peek into a few future features in upcoming launches. The stream will be available on our investor relations website, and a replay will be available on-demand. We also have other resources, including video demos and physician testimonials, available on our investor relations website to help you better understand how our software creates a moat for Clover Health. Q4 2020 Shareholder Letter 4

We knew that technology could solve this problem and raise the level of care for any and all physicians out there. We chose Medicare Advantage as the initial go-to-market strategy for the Clover Assistant because it allowed us to develop and scale our technology most effectively. At the core of improving care is having a business model that… Gives us access to breadth and depth of data Is aligned with the consumer so that driving improved outcomes and reducing variability in care is economically good for the consumer and us Puts us in a position to be able to deploy technology on our own terms and not be subject to selling software to others or relying on 3rd party software that releases updates at slower cadences And, by the way, we believe approximately $1 billion of revenue is being created each week in the Medicare Advantage market. It can’t be a winner-take-all or even a winner-take-most market—so we believe we have a massive opportunity, despite large incumbents. As we scale the Clover Assistant in this fast-growing market, seeking to reduce costs and improve outcomes, we believe we can viably offer attractive, “obvious,” plans that draw more and more members. We can offer these plans across a myriad of markets because of our clinically focused technology platform that can scale at the speed of software. Q4 2020 Shareholder Letter

We call our plans “obvious” because we take the things that are most important to a consumer— “can I see my physician and what is this going to cost me” — and offer plans that directly address those key questions. In practical terms, that means we offer wide network PPO plans at costs that are typically lower than HMOs. We also strive to ensure that the cost-sharing when seeing physicians out-of-network is the same as seeing physicians in-network. We view this dynamic as a flywheel, which we believe is akin to the fastest growing technology companies in the world. Consumers select our “obvious” plans. Our platform aggregates and learns from more data. And the output improves each and every day, which strengthens our value proposition each and every day. Given that our ability to offer wide-network, obvious plans is underpinned by software that can scale to any and all physicians, we believe we can efficiently and quickly scale our flywheel nationwide. Q4 2020 Shareholder Letter

Clover Growth



80% of Clover's sales came from on-the-ground agents, driving awareness enrollment through direct relationships with customers.

Our Historical MA Growth

As we discussed throughout our transaction, to date we've relied predominantly on the strength of our obvious plans to be distributed by brokers and other "on the ground" agents to drive awareness and enrollment and we have made only lean investments in our broader sales and marketing efforts.

For context, historically, about 80% of Clover's sales were from this "ground game," with the remainder from online or inbound sales, and Clover has grown rapidly by relying on direct, in-person sales, with very little marketing and brand spend. We all experienced how stay-home orders changed consumer behavior, and reduced foot traffic nationwide. In a year where our primary sales motion was quelled by a pandemic and the capital we had available to deploy on marketing was relatively limited, we still grew membership by 20% as of February 2021 compared to February 2020. We believe this is a testament to the strength of our offering and our ability to drive organic growth; however, we plan to make investments to drive further growth. As our transaction has closed, we now have more resources to further invest in near and long-term initiatives that will lay the foundation for future rapid growth, and, importantly, expand the sales funnel outside of the "ground game."

BEYOND THE "GROUND GAME"

Branding
+
Marketing
+
Network Expansion
+
Technology

Clover Health Q4 2020 Shareholder Letter 7

Growth Drivers We are gearing up to put our foot on the accelerator. As we think about growth for Clover, we are focused on three key growth levers: 1 MA Market Penetration We have demonstrated our ability to scale within our established markets, and we believe we will continue to increase penetration in existing markets. 2 Geographic Expansion In 2020 we made investments to launch 74 new Medicare Advantage counties in 2021. We currently offer Medicare Advantage plans in just 108 of the 3,000 US counties, so we’re just scratching the surface. We have been deliberately prudent in our strategy to build and expand our geographic footprint, but we believe we can now accelerate our national expansion plans over the next few years. 3 Direct Contracting We believe Clover is perfectly positioned to be the pioneer of the new program. Direct Contracting is a new government program that will expand Clover’s addressable market to include the approximately 40 million beneficiaries in Original Medicare today. We plan to launch our direct contracting entity Clover Health Partners, when the new program goes live in April of this year. The Clover Assistant will enable physicians to provide better outcomes for their Original Medicare patients, and allow for clinical and economic alignment. Direct Contracting provides us with a faster and simpler way to grow the number of lives whose care is managed by a Clover Assistant powered physician. With Medicare Advantage, there are two steps to growing lives under Clover Assistant management. First is B2B, essentially attracting physicians to use the platform, and step two is B2C, where we market to consumers and work with brokers to attract eligibles to our plans. With Direct Contracting, we can get significant lives immediately assigned to us through claims alignment, via business to business contracting with physician groups. Then, B2C activity for voluntary alignment is further upside. The Clover Assistant enables alignment of priorities—lower costs and improved outcomes for members; higher payment and data-driven decision making at the point of care for physicians. The traction we have seen gives us conviction in our ability to be one of the largest players in direct contracting. Q4 2020 Shareholder Letter

Highlights & Updates We’re bullish on our Direct Contracting opportunity—and we believe we are positioned to be the pioneer of the new program. We have several other initiatives in place that support our mission to improve every life. Our philosophy at Clover is to support the development of business entities under the Clover Health Investments Corp. umbrella that address the health needs of older adults. Two examples of this approach are Clover Therapeutics and Seek Medicare, both of which are subsidiaries of Clover Health that largely operate independently. Clover Therapeutics We will share some updates on Clover Therapeutics in the near future, but as a reminder, it is a biopharmaceutical company that seeks to partner with patients, providers, payors, and other researchers to drive forward clinical research and drug development for the treatment of diseases of aging. Clover Therapeutics integrates genetics with longitudinal clinical data in order to better understand the causes of aging-related conditions, find ways to improve the standard of care, and empower new therapies. Seek Medicare Seek Medicare is another initiative that we are excited about. It is a startup that was incubated within Clover, but then set up as an entity that has raised nearly all of its capital from outside investors, in order to make sure it could effectively pursue its goals. Seek’s fundamental belief is that Medicare consumers are simply not well-informed and that hurts their ability to get affordable, great healthcare. While Seek is a very young startup, it is purpose-built to deliver against that problem. We’ll be sharing more about Seek in due course. Clover Health aims to transform healthcare for each and every one of us. We believe our technology can improve the care of all primary care physicians, anywhere in the country—and our aligned incentives equate to efficiency: improved outcomes, reduced patient costs, improved physician reimbursement, and returns for the government. Q4 2020 Shareholder Letter

Financial Discussion



Despite COVID-19 headwinds Clover faced in 2020, we performed well during the year, growing revenue to more than $670 million.

Membership

We ended 2020 by serving over 58,000 members, which represented an increase of approximately 36% over the end of 2019. We believe this growth was mostly a function of our product design, our strong ground game and network of brokers. More recently, as of February 2021, we have 66,000 members overall, underpinned by a tripling of membership outside of our New Jersey market. We expect to continue to aggressively expand both inside and outside New Jersey, as we view market expansion as a key to driving growth and proliferation of the Clover Assistant.


Membership as of Period End
(in thousands)
42,592
56,314
56,796
57,503
58,056
42,592
58,056
4Q19
1Q20
2Q20
3Q20
4Q20
FY19
FY20

Revenue Growth & Drivers

For the full year 2020 our total revenue reached $672.9 million, which exceeded our initial topline projections for the year. 2020 revenue increased 45.6% from total revenue of $462.3 million in 2019, due primarily to an increase in membership, and to a lesser extent, the impact of the pause on sequestration.


Total Revenue
$115.3M
$165.5M
$172.1M
$169.1M
$166.2M
$462.3M
$672.9M
4Q19
1Q20
2Q20
3Q20
4Q20
FY19
FY20

Clover Health Q4 2020 Shareholder Letter 10

Medical Cost Ratio

Total medical costs in 2020 were $590.5 million, resulting in a full year GAAP MCR of 88.7%, as compared to costs of $450.6 million and a GAAP MCR of 98.6% in 2019. The year-over-year improvement in our MCR was driven primarily by operational execution and, to a lesser extent, the net impact of COVID-19 on utilization. Our full year 2020 normalized MCR (Non-GAAP), adjusted to remove the estimated net COVID impact as well as to remove any material prior period favorable restatements, was 90.5%. On a GAAP and Non- GAAP basis, our MCR's were higher than our prior forecast, but exceeded our pre-COVID expectations in the budget that we established internally at the beginning of 2020.



GAAP MCR
99.8%
89.4%
70.1%
86.7%
109.3%
98.6%
88.7%
4Q19
1Q20
2Q20
3Q20
4Q20
FY19
FY20

In the fourth quarter, our GAAP MCR was 109.3%, which was driven largely by a spike in COVID-related costs related to hospital admissions and to a lesser degree, the cost of COVID-19 testing. The direct cost of COVID-19 added approximately 1,400 basis points to our Q4 MCR. Our non-COVID-19 utilization was somewhat below baseline for the quarter, but this was offset by a return of services that were deferred from earlier in the year. After taking these factors into consideration, our normalized MCR (Non-GAAP) for the fourth quarter was 89.5%, which we believe is a reasonable estimation for the true run rate of our business.

This activity was a different dynamic than we saw during the first wave of COVID earlier in 2020, when non-COVID-19 utilization decreased dramatically for all types of services. Overall, COVID-19's impact on our nation's healthcare system varied significantly by geography. We believe that the impact the pandemic has had on Clover's members reflects our specific markets and member demographics.

For the full year 2020, normalized MCR (Non-GAAP) for our returning members managed by PCPs who use the Clover Assistant was approximately 83%, compared to a 90% normalized MCR (Non-GAAP) for returning members who were managed by a PCP who did not use Clover Assistant. As a reminder, on a GAAP and Non-GAAP basis MCR's are generated while providing our obvious plan designs which have richer benefits and lower out of pocket costs than most of our competitors - and these MCR profiles have upside from continuous technology iteration and our current 3 Star rating. We continue to focus on the importance of increasing our Clover Assistant coverage as a means of increasing our margin opportunity.

Clover Health Q4 2020 Shareholder Letter 11

Operating Expenses


Operating Expenses
$47.0M
$50.0M
$40.6M
$46.5M
$54.6M
$186.4M
$191.7M
4Q19
1Q20
2Q20
3Q20
4Q20
FY19
FY20

Operating expenses in 2020, including an $8 million Health Insurer Fee, were $191.7 million, compared to $186.4 million in 2019. A reduction in travel expenses was offset by increases in sales commissions, professional services, the Health Insurer Fee, and salaries and benefits. 2020 operating costs supported the building of the infrastructure to improve healthcare outcomes and experiences for our members.

Net Loss

Net loss was $(91.6) million in 2020, compared to a net loss of $(363.7) million in 2019, an improvement year-over-year of $(272.2) million. Net loss was significantly impacted by year-over-year improvement of derivative valuation, offset by an unfavorable change in the fair value of warrant expenses. These specific factors will not impact our earnings in 2021 and forward.

Adjusted EBITDA


Adjusted EBITDA
$28.9M
$(59.1M)
$(21.7M)
$(18.2M)
$(63.4M)
$(175.5M)
$(74.4M)
4Q19
1Q20
2Q20
3Q20
4Q20
FY19
FY20

Adjusted EBITDA loss for 2020 was $(74.4) million, or (11.2)% of total gross premiums, compared to an adjusted EBITDA loss of $(175.5) million or (38.3)% of total gross premiums in 2019.

Sharecount

As of January 7, 2021, immediately following completion of the transaction, Clover had approximately 404.5 million shares outstanding. We expect basic and diluted weighted average shares outstanding to be approximately 405.1 million and 498.0 million, respectively for the quarter ended March 31, 2021 and 406.0 million and 499.0 million, respectively, for the full year 2021. We expect that our earnings per share will align more closely with the Basic EPS sharecount, as we expect a net loss in our financial statements for 2021 as we continue to scale the business.

Cash

Cash, cash equivalents and investments totaled $151.1 million as of December 31, 2020. The transaction, which closed subsequent to the fourth quarter, delivered approximately $670 million, net of deal-related expenses, to support growth and working capital.

Days Claims Payable

Days in Claims Payable were 51.3 at December 31, 2020. Given our relatively small size and the fact that we maintain margins against claims volatility, this metric could fluctuate between quarters as a result of claims payment volume and the speed in which providers submit claims.

Clover Health Q4 2020 Shareholder Letter 12

Financial Outlook

Despite the ongoing COVID-19 uncertainty, we expect to continue delivering solid revenue growth and improving margins as we continue to expand our market share and enter the new Direct Contracting opportunity.

We are looking forward to the official kickoff of our Direct Contracting initiative on April 1, after we sign our Participation Agreement with CMS. Our range of guidance as it relates to Direct Contracting is still somewhat broad as we continue to work with CMS to get additional details about the program. We will provide further updates at the end of the first and second quarters as we get more information about our attributed lives and benchmarks.

For the full year of 2021, Clover is providing the following guidance:

- Medicare Advantage membership is expected to be in the range of 68,000 to 70,000 by December 31, 2021, a growth rate of 17% to 21% as compared to year end 2020. As a reminder, Clover has historically grown its membership during the intra-year enrollment periods such as OEP and SEP.
- For the Medicare Direct Contracting program, the Company expects to have access to up to 200,000 Medicare beneficiaries through its contracts with Participating Providers. Note that we anticipate these lives will be attributed to our Direct Contracting entity on a quarterly basis throughout 2021.
- Total revenues are expected to be in the range of $820 - $850 million, inclusive of a preliminary estimate of approximately $30 - $50 million of revenue generated from Direct Contracting. Note that GAAP revenue estimates for Direct Contracting are dependent on the finalization of all financial parameters of the program and the program going into effect in April, as well as the associated accounting guidance around those parameters. The Company believes, therefore, that the estimated CMS benchmark expenditures are a more appropriate measure of the size of the opportunity and its impact on the Company's operations.
- Medicare benchmark expenditures under management for Direct Contracting are expected to be in the range of $800 million to $1.1 billion. The Medicare benchmark represents the level of estimated medical expenses for the beneficiary population being managed by the Direct Contracting Entity. This range is dependent on the total lives that are ultimately attributed to our DCE through claims-based alignment and voluntary alignment.
- Total Medicare spend under management, which includes revenues from the Medicare Advantage program plus the estimated CMS benchmark for Direct Contracting, is expected to be in the range of $1.6 - $1.9 billion.
- Normalized (Non-GAAP) MCR for Medicare Advantage is expected to be in the range of 89% - 91%.
- MCR for Direct Contracting is expected to be approximately 100%, net of any savings targets required by CMS.
- Operating costs are expected to be in the range of $265 - $285 million and reflect the use of a portion of the proceeds from the Merger to make investments in marketing, network expansion and technology to support future growth. These estimates also include extraordinary or nonrecurring costs of approximately $25 million that relate to startup operations of subsidiaries and other one-time legal costs.
- Net loss is expected to be in the range of $(210) - $(170) million.
- Adjusted EBITDA loss is expected to be in the range of $(190) - $(150) million.
- Loss per (basic) share is expected to be in the range of $(0.52) - $(0.42).

Clover Health Q4 2020 Shareholder Letter 13

Closing



Clover has a history of delivering for our members and physicians but we are just scratching the surface.

As you evaluate our business, I want you to consider three things that we believe will make Clover successful in the months and years ahead:

- First, the Clover Assistant reduces variability, improving decision-making for physicians;
- Second, that Clover Assistant drives unique moat-like, incremental clinical and economic value;
- Finally, that consumers want plans that are of the lowest out-of-pocket cost with the most supplemental benefits, and with the widest choice of primary care physicians and specialists.

And if you believe these three items, you should believe we will be successful. We plan to continue to pioneer a fundamentally different approach—investing in technology and partnering closely with physicians to help them make critical decisions for their patients at the point of care. We are making prescriptive efforts across our growth vectors and beyond that, the market itself is rapidly growing and evolving. We have a significant market opportunity in front of us and are committed to creating value for all stakeholders.

Conference Call Details

Financial Results Discussion with our Management Team
March 1, 2021 | 5:00pm EST

investors.cloverhealth.com

NORTH AMERICA
+ 1 (833) 693-0547

—

OUTSIDE OF NORTH AMERICA
+ 1 (661) 407-1587

—

CONFERENCE ID: **1198715**

A live webcast of the call can be accessed from Clover Health's Investor Relations website. An archived version of the webcast will be available from the same website following the call. Investors and analysts can participate in the conference call by dialing the numbers above.

We are so proud of our employees for stepping up and delivering for our members every day. We would not be here today without your hard work and dedication. We also would also like to thank all of our members for your support. We look forward to delivering for all of our stakeholders for years to come.

Vivek Garipalli • CEO

Andrew Toy • President & CTO

Joe Wagner • CFO

Clover Health Q4 2020 Shareholder Letter 14

Forward-Looking Statements This shareholder letter contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements generally relate to future events or Clover Health’s future financial or operating performance. In some cases, you can identify forward looking statements because they contain words such as “may,” “will,” “should,” “expects,” “plans,” “anticipates,” “going to,” “could,” “intends,” “target,” “projects,” “contemplates,” “believes,” “estimates,” “predicts,” “potential” or “continue” or the negative of these words or other similar terms or expressions that concern Clover Health’s expectations, strategy, priorities, plans or intentions. Forward-looking statements in this release include, but are not limited to, statements under “Financial Outlook,” including expectations relating to Medicare Advantage membership growth, Direct Contracting beneficiaries growth, revenue growth, Normalized MCR (Non-GAAP) improvements and loss per share; and statements regarding, among other things, including expectations related to Clover Health’s ability to scale its platform, growth strategies and ability to reduce the cost of care and improve margins. These statements are subject to known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to differ materially from results expressed or implied in this press release. Such risk factors include, but are not limited to, those related to: Clover Health’s ability to increase the lifetime value of enrollments and manage medical expenses; changes in CMS’s risk adjustment payment system; challenges in expanding our member base or into new markets; Clover Health’s exposure to unfavorable changes in local benefit costs, reimbursement rates, competition and economic conditions; the impact of litigation or investigations; changes or developments in Medicare or the health insurance system and laws and regulations governing the health insurance markets; the current and future impact of the COVID-19 pandemic on the Clover Health’s business and industry; the timing and market acceptance of new releases and upgrades to the Clover Assistant; and the successful development of Direct Contracting and the degree to which our offerings gain market acceptance by physicians. Additional information concerning these and other risk factors is contained in the Risk Factors section of Clover Health’s registration statement on Form S-1 or Clover Health’s most recent reports on Form 10-K and Form 10-Q. Clover Health assumes no obligation, and does not intend, to update these forward-looking statements as a result of future events or developments. Q4 2020 Shareholder Letter

About of Non-GAAP Financial Measures We use non-GAAP measures of Normalized MCR (Non-GAAP) and Adjusted EBITDA. These non-GAAP financial measures are provided to enhance the reader’s understanding of Clover Health’s past financial performance and our prospects for the future. Clover management team uses these non-GAAP financial measures in assessing Clover Health’s performance, as well as in planning and forecasting future periods. These non-GAAP financial measures are not computed according to GAAP and the methods we use to compute them may differ from the methods used by other companies. Non-GAAP financial measures are supplemental, should not be considered a substitute for financial information presented in accordance with GAAP and should be read only in conjunction with our consolidated financial statements prepared in accordance with GAAP. Readers are encouraged to review the reconciliation of our non-GAAP financial measures to the comparable GAAP results, which is attached to our quarterly and annual earnings release and which can be found, along with other financial information including filings with the Securities and Exchange Commission, on the investor relations page of our website at investors.cloverhealth.com. For a description of these non-GAAP financial measures, including the reasons management uses each measure, please see the section of the tables titled “About Non-GAAP Financial Measures and Other Items.” Q4 2020 Shareholder Letter

CLOVER HEALTH INVESTMENTS, CORP. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS: SELECTED METRICS

(in thousands) (Unaudited)

	AS OF DECEMBER 31,	
	2020	2019
SELECTED BALANCE SHEET DATA:		
Cash, cash equivalents and investments	$ 151,103	$ 263,327
Total Assets	267,252	337,021
Unpaid Claims	103,976	77,886
Notes and securities payable, net of discount and deferred issuance costs	106,413	57,917
Warrants Payable	97,782	17,672
Total Liabilities	387,888	377,811
Convertible Preferred Stock	447,747	447,747
Total stockholders' deficit	(568,383)	(488,537)

Clover Health Q4 2020 Shareholder Letter 17

CLOVER HEALTH INVESTMENTS, CORP. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands) (Unaudited)

	FOR THE QUARTERS ENDED DECEMBER 31,		FOR THE YEARS ENDED DECEMBER 31,	
	2020	2019	2020	2019
REVENUES:				
Premiums earned, net (Net of ceded premiums: fourth quarter ended 2020: $216; fourth quarter ended 2019: $132; 2020: $599; 2019: $832)	$ 164,598	$ 113,377	$ 665,698	$ 456,926
Other income	885	506	4,214	801
Investment income, net	750	1,392	2,976	4,539
Total revenues	166,233	115,275	672,888	462,266
EXPENSES:				
Net medical claims incurred	179,928	113,204	590,468	450,645
Salaries and benefits	13,917	17,801	71,256	91,626
General and administrative expenses	40,646	29,161	120,444	94,757
Premium deficiency reserve (benefit) expense	(771)	14,726	(17,128)	7,523
Depreciation and amortization	142	117	555	551
Other expense	-	84	-	363
Total expenses	233,862	175,093	765,595	645,465
Loss from operations	(67,629)	(59,818)	(92,707)	(183,199)
Change in fair value of warrants expense	48,425	984	80,328	2,909
Interest expense	10,430	7,518	35,990	23,155
Amortization of notes and securities discount	6,183	5,872	21,118	15,913
(Gain) loss on derivative	(51,086)	4,479	(138,561)	138,561
Net loss	$ (81,581)	$ (78,671)	$ (91,582)	$ (363,737)

Clover Health Q4 2020 Shareholder Letter 18

CLOVER HEALTH INVESTMENTS, CORP. AND SUBSIDIARIES
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES ADJUSTED EBITDA AND ADJUSTED EBITDA MARGIN RECONCILIATION
(in thousands) (Unaudited) 1
For the Quarters
For the Years
Ended December 31,
Ended December 31,
2020
2019
2020
2019
NET LOSS:
$(81,581)
$(78,671)
$(91,582)
$(363,737)
Adjustments
Interest expense
10,430
7,518
35,990
23,155
Amortization of notes and securities discount
6,183
5,872
21,118
15,913
Income taxes
—
—
—
—
Depreciation and amortization
142
117
555
551
Change in fair value of warrant expense
48,425
984
80,328
2,909
(Gain) loss on derivative
(51,086)
4,479
(138,561)
138,561
Restructuring (income) cost
(11)
(66)
2,658
3,890
Stock-based compensation expense
2,129
655
7,078
3,301
Health insurance industry fee
2,006
—
8,022
—
Adjusted EBITDA
$(63,363)
$(59,112)
$(74,394)
$(175,457)
Premiums earned, gross
$164,814
$113,509
$ 666,297
$ 457,758
Adjusted EBITDA Margin
(38.4)%
(52.1)%
(11.2)%
(38.3)%
(1) This section includes non-GAAP measures. Non-GAAP financial measures are supplemental and should not be considered a substitute for financial information presented in accordance with GAAP. For a detailed explanation of these non-GAAP measures, see Appendix A.
Q4 2020 Shareholder Letter 19

CLOVER HEALTH INVESTMENTS, CORP. AND SUBSIDIARIES
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
NORMALIZED MCR RECONCILIATION
(Unaudited) 1
For the Quarter Ended
For the Year Ended
December 31,
December 31,
2020
2020
GAAP MCR:
109.3%
88.7%
Adjustments
Direct COVID costs, including utilization deferred in prior periods
(16.7)%
(8.1)%
Estimate of care deferred/eliminated by COVID environment
2.6%
8.6%
Prior period development and other
(5.7)%
1.3%
Normalized MCR (Non-GAAP)
89.5%
90.5%
Q4 2020 Shareholder Letter 20

CLOVER HEALTH INVESTMENTS, CORP. AND SUBSIDIARIES
APPENDIX A
Explanation of Non-GAAP Financial Measures and Other Items
Non-GAAP Adjustments
We believe it is useful to investors for our presentation within this document on a non-GAAP basis to exclude the below items. In particular, we believe that the exclusion of these amounts provides useful measures for period-to-period comparisons of our business. These key measures are used by our management and the board of directors to understand and evaluate our operating performance and trends, to prepare and approve our annual budget and to develop short and long-term operating plans.
Amortization of notes and securities discount
We report non-convertible notes and convertible securities at carrying value, net of discount. We account for convertible securities in accordance with accounting guidance for debt with conversion and other options, after determining whether embedded conversion options should be bifurcated from their host instruments.
Change in fair value of warrant expense
The fair value of warrant liabilities is estimated using a probability-weighted expected return method, where the values of various instruments are estimated based on an analysis of future values, assuming various future outcomes.
Direct COVID costs, including utilization deferred in prior periods
Direct COVID Costs consists of our estimate of costs of care associated with COVID-19 related diagnoses and testing. Utilization deferred in prior periods consists of our estimate of Non-COVID related medical costs which were deferred in prior periods by members in observance of stay at home orders and other social distancing safety concerns, which ultimately were incurred in the current period through necessity or perceived improvement of the general safety environment. See definition of Normalized MCR (Non-GAAP).
Estimate of care deferred/eliminated by COVID environment
This consists of our estimate of care that was deferred or eliminated due to the COVID-19 pandemic, including the impact of reduced demand for medical services. These medical costs have the potential to be incurred in future periods. See definition of Normalized MCR (Non-GAAP).
(Gain) loss on derivatives
This consists of values determined after we have evaluated the embedded features of our convertible securities by applying the derivative accounting guidance. Derivatives embedded within non-derivative instruments, such as convertible securities, are bifurcated from the host instrument when the embedded derivative is not clearly and closely related to the host instrument.
Health insurance industry fee (“HIF”)
The Affordable Care Act imposed an annual fee on covered entities engaged in the business of providing health insurance. The HIF is a fixed amount allocated among all covered entities in proportion to their relative market share as determined by each entity’s net premiums written for the data year. The data year is the year immediately preceding the year in which the fee is paid.
Q4 2020 Shareholder Letter 21

Non-GAAP Adjustments (cont.)
Prior period development and other
This consists of our estimate of MCR adjustments in the current period which relate to prior period dates of service. We exclude these amounts to isolate our best estimate of current period performance.
Restructuring (income) cost
Restructuring costs primarily consist of employee severance and benefit arrangements and contract termination costs.
Stock Based Compensation Expense
This consists of expenses for stock-based payment awards granted to employees and non-employees.
Non-GAAP Definitions
Adjusted EBITDA
A non-GAAP financial measure defined by us as net loss before interest expense, amortization of notes and securities discounts, provision for income taxes, depreciation and amortization expense, change in fair value of warrants expense, (gain) loss on derivative, restructuring (income) cost, stock-based compensation expense and health insurance industry fee. Adjusted EBITDA is a key measure used by our management and the board of directors to understand and evaluate our operating performance and trends, to prepare and approve our annual budget and to develop short and long-term operating plans. In particular, we believe that the exclusion of the amounts eliminated in calculating Adjusted EBITDA can provide useful measures for period-to-period comparisons of our business. Accordingly, we believe that Adjusted EBITDA provides useful information in understanding and evaluating our operating results in the same manner as our management and our board of directors.
Adjusted EBITDA Margin
A non-GAAP financial measure defined by us as Adjusted EBITDA divided by premiums earned, gross. We view Adjusted EBITDA Margin as a key measure for the same reasons Adjusted EBITDA is a key measure. See definition of Adjusted EBITDA above.
Normalized MCR (Non-GAAP)
A non-GAAP financial measure that excludes the impact of COVID- 19-related medical costs and other items on our MCR (as defined below) and adjusts for the estimate of prior period divergence from estimates. The impact of such medical costs and other items consists of estimates of eliminated or deferred care, reduced demand for medical services, and the direct cost of COVID-related care. Normalized MCR (Non-GAAP) should be considered a supplement to, and not a substitute for, GAAP MCR. We believe that this metric, which is used by our management in the operation of the business, is helpful to investors in assessing the Company’s 2020 financial performance and operations without the temporary distortion caused by the COVID pandemic.
Q4 2020 Shareholder Letter 22

Definitions of Other Items Lives Managed under Clover Assistant Consists of lives managed by providers who utilize the Clover Assistant. This measure is useful because utilization of the Clover Assistant helps us manage the effectiveness of our care. Budgeted MCR Represents MCR estimates contained our internal plan, which was established in January 2020 (i.e., prior to visibility into the COVID-19 pandemic or the impact that it might have on our financial results). CMS benchmark Expenditures A CMS calculation using risk-adjusted average per capita expenditures for Medicare Parts A and B services under the original Medicare FFS program. This represents the level of estimated medical expenses for the beneficiary population being managed by the Direct Contracting Entity. Estimated Direct Contracting GAAP revenues are dependent on finalization of all financial parameters in the Direct Contracting program, which is scheduled to begin in April 2021. We believe that the estimated CMS benchmark expenditures represent a measure of the size of our opportunity under the program and its impact on our operations. Medical Care Ratio, Gross and Net We calculate our medical care ratio (MCR) by dividing total net medical claim expenses incurred by premiums earned, in each case on a gross or net basis, as the case may be, in a given period. We believe our MCR is an indicator of our gross profit for our Medicare Advantage plans and the ability of our Clover Assistant platform to capture and analyze data over time to generate actionable insights for returning members to improve care and reduce medical expenses. Q4 2020 Shareholder Letter

Q4 2020 Shareholder Letter